BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MATERIAL FACT

BRF S.A. (“Company”) (B3: BRFS3; NYSE: BRFS), in compliance with art. 157, §4º, of Law No. 6.404/76 and in accordance with Instruction CVM No. 358, as of January 3rd, 2002, and in connection with the Material Fact dated June 29, 2018, in which it was announced the operational and financial restructuring of the Company, hereby informs its shareholders and the general market that it formally executed, on August 09, 2018, the mandates with Banco Bradesco BBI S.A., BB Banco de Investimento S.A. and Banco Votorantim S.A. to advise it in the structuring and placement of a receivables investment fund (FIDC) with an initial amount of R$750 million (seven hundred million Brazilian Reais), which will have as its investment policy acquisition of credit rights originated from commercial transactions carried out between the Company and its customers.

The Company will keep the market duly informed on any material developments in relation to the content herein.

São Paulo, August 10, 2018.

Lorival Nogueira Luz Jr.

Global Chief Operating Officer,

Chief Financial and Investor Relations Officer